UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2009

Orleans Homebuilders, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6830	59-0874323
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Street Road, Suite 101, Bensalem, PA	19020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 245-7500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 3, 2009, the Company agreed to a non-binding term sheet (the “Term Sheet”) relating to a maturity extension and structural modification (the “Amendment”) of the Company’s  $375 million Second Amended and Restated Revolving Credit Loan Agreement dated September 30, 2008, as amended (the “Credit Facility”).   In addition, on December 8, 2009, the Company and certain of its lenders agreed in principle on a limited waiver and amendment (the “Temporary Amendment”) of the Credit Facility which, provides, among other things and subject to certain conditions and covenants, the Company with the ability to borrow under the Credit Facility until January 29, 2010 and to extend letters of credit issued under the Credit Facility to February 26, 2010.  As explained more fully in the press release, each of the Amendment and the Temporary Amendment will be subject to an affirmative vote by each of the approximately 16 lenders party to the Company’s revolving credit facility and the Company can offer no assurances that each of the lenders will approve either the Temporary Amendment or the Amendment or as to the specific terms of either document that may be approved.  If the Company does not enter into the Temporary Amendment on or before December 20, 2009, the Credit Facility will mature on that date and the Company will not have sufficient funds to repay amounts outstanding or continue normal operations.

The Company issued a press release announcing the Term Sheet and Temporary Amendment on December 8, 2009, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed or furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release of Orleans Homebuilders, Inc. dated December 8, 2009 (furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2009

Orleans Homebuilders, Inc.

By:	Garry P. Herdler
	Name:	Garry P. Herdler
	Title:	Executive Vice President,
Chief Financial Officer and
Principal Financial Officer

EXHIBIT INDEX

The following exhibits are filed or furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release of Orleans Homebuilders, Inc. dated December 8, 2009 (furnished herewith).